Exhibit 21.1

JETBLUE AIRWAYS CORPORATION

LIST OF SUBSIDIARIES

As of December 31, 2011

LiveTV, LLC (Delaware limited liability company)

LiveTV International, Inc. (Delaware corporation)

BlueBermuda Insurance, LTD (Bermuda corporation)

LiveTV Airfone LLC. (Delaware limited liability company)

JetBlue Airways Corporation Sucursal Colombia (Colombia corporation)